Pricing Supplement dated March 13, 2012 amended as of March 20, 2012*

to the YEELDS® Product Supplement dated May 27, 2011

to the Prospectus Supplement dated May 27, 2011

and the Prospectus dated August 31, 2010

Filed Pursuant to Rule 424(b)(3) Registration No. 333-169119

$20,000,013.12 YEELDS®

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Yield Enhanced Equity Linked Debt Securities (“YEELDS®”) Due September 20, 2012

Performance Linked to the Common Stock of Hewlett-Packard Company, Series Number E-7206

Because these notes are part of a series of Barclays Bank PLC’s debt securities called Global Medium-Term Notes, Series A, this pricing supplement and the accompanying product supplement, dated May 27, 2011 (the “YEELDS® product supplement”) should also be read with the accompanying prospectus supplement, dated May 27, 2011 relating to Barclays Bank PLC’s Global Medium-Term Notes, Series A (the “prospectus supplement”) and the accompanying prospectus dated August 31, 2010 (the “base prospectus”). Terms used here have the meanings given them in the YEELDS® product supplement, the prospectus supplement or the base prospectus, unless the context requires otherwise.

•	Common stock issuer: Hewlett-Packard Company. The common stock issuer is not involved in this offering and has no obligation with respect to the notes.

•	Common stock: The common stock of the common stock issuer listed on the New York Stock Exchange under the ticker symbol “HPQ”.

•	Number of YEELDS® 816,994.

•	Principal amount: $24.48 per note, and, in the aggregate, $20,000,013.12.

•	Inception Date: March 13, 2012

•	Issue Date: March 20, 2012

•

Stated maturity date: September 20, 2012, subject to postponement if the valuation date is postponed. If the stated maturity date is not a business day, any payment required to be made on the stated maturity date will instead be made on the next business day, with the same effect as if paid on the scheduled stated maturity date, as described in the section entitled “Description of the Notes—Payment at maturity” in the YEELDS® product supplement.

•

Valuation date: September 13, 2012, subject to postponement if a market disruption event occurs or if such a day is not a scheduled trading day, as described in the section entitled “Description of the Notes—Payment at maturity—Settlement value” in the YEELDS® product supplement.

•	Interest rate: 1.90% per annum.

•	Interest payment dates: Monthly, on the 20th day of each month during the term of the notes, beginning on April 20, 2012, and ending on and including the stated maturity date.

•	Interest payment record dates: 15 calendar days prior to each interest payment date.

•	Initial value: $24.48, which is the average execution price per share for the common stock that an affiliate of Barclays Bank PLC has paid to hedge Barclays Bank PLC’s obligations under the notes.

•	Equity cap price: $29.3760, which is 120.00% of the initial value.

•

Trigger event: if, on any scheduled trading day during the monitoring period: the intraday lowest price of the common stock is less than the trigger price; provided that if a Market Disruption Event (as described in the prospectus supplement) occurs on any scheduled trading day, such scheduled trading day shall be disregarded for the purposes of determining whether a Trigger Event has occurred.

•

Intraday lowest price: With respect to any scheduled trading day, the product of (1) the lowest reported price of the common stock on Bloomberg® Professional Service page HPQ UN <Equity>,, as determined by the calculation agent during intraday trading on such scheduled trading day, plus the dividend adjustment amount as of such scheduled trading day, times (2) the multiplier then in effect.

•	Trigger price: $19.5840, which is 80.00% of the initial value.

•

Monitoring period: the period from, but excluding, the inception date to, and including, the valuation date; provided that if the valuation date is postponed due to a Market Disruption Event, the Monitoring Period will be extended to and including the valuation date, as postponed.

•	Payment at maturity: On the stated maturity date, Barclays Bank PLC will pay you, per note, the lesser of:

(1)    the conversion value; and

(2)    the equity cap price.

provided that if (a) a trigger event has not occurred and (b) the conversion value is less than the principal amount per note, the payment at maturity will equal the principal amount per note.

•	Conversion value: The “conversion value”, per note, will equal the product of:

(1)    the settlement value; times

(2)    the conversion ratio.

•	Conversion ratio: 1.0, reflecting the number of shares of the underlying common stock to which each note is exposed.

•

Settlement value: The settlement value will be based upon the product of the adjusted closing price of the common stock on the valuation date, times the multiplier then in effect on the valuation date, and shall generally be equal to such product.

•

Multiplier: The multiplier will initially be 1.0, subject to adjustment under various circumstances as described in the YEELDS® product supplement in “Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value.”

•	Adjusted closing price: The adjusted closing price of the common stock on any scheduled trading day is the sum of:

(1)    the closing price of the common stock on such scheduled trading day; and

(2)    its dividend adjustment amount on such scheduled trading day.

•	Closing price: The last reported sales price for the common stock on the New York Stock Exchange at the scheduled week-day closing time of the regular trading session of the New York Stock Exchange.

•

Dividend adjustment amount: The dividend adjustment amount as of any scheduled trading day will be calculated as the difference between the actual aggregate dividend and the expected aggregate dividend, in each case as of such scheduled trading day, which difference may be positive, zero or negative.

•	Actual aggregate dividend: With respect to any scheduled trading day, the actual aggregate dividend shall be calculated as follows:

•

if ex-dividend dates occur within the period from, but excluding, the inception date to, and including, such scheduled trading day, the actual aggregate dividend shall be the sum of declared cash dividends corresponding to all such ex-dividend dates per share of the common stock;

•	if no ex-dividend dates occur within the period from, but excluding, the inception date to, and including, such scheduled trading day, the actual aggregate dividend shall be zero.

•

Expected aggregate dividend: With respect to any scheduled trading day, the expected aggregate dividend shall be calculated as the sum of expected dividend amounts corresponding to all expected ex-dividend dates within the period from, but excluding, the Inception Date to, and including, such scheduled trading day.

•	Expected dividend schedule: The expected dividend schedule for the common stock is as follows:

Expected Ex-Dividend Date	Expected Dividend Amount (per share)
June 11, 2012	$0.12
September 10, 2012	$0.12

•

Stock settlement option: Yes; if Barclays Bank PLC has elected to exercise the stock settlement option, on the stated maturity date, Barclays Bank PLC will deliver to you a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of such common stock on the valuation date, all as described below in the section entitled “Stock Settlement Option” and will provide the trustee with not less than three business days’ prior written notice of such election.

•

Postponement of the valuation date because of a market disruption event: If a market disruption event occurs on the valuation date, as set forth in this document, such valuation date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then (a) that eighth scheduled trading day shall be deemed to be such valuation date and (b) the calculation agent shall determine the closing price of the common stock for that eighth scheduled trading day, based upon its good faith estimate of the closing price on such day.

•	Denominations: $24.48 and integral multiples thereof.

•	Listing: The notes will not be listed on any exchange.

•	CUSIP: 06741L229

•	ISIN: US06741L2299

Any payment on the notes, including any payment due prior to maturity or at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Additional Risk Factors—Any payments due on the notes are subject to the creditworthiness of the Issuer” on page PS-2 of this pricing supplement.

See “Risk Factors” sections beginning on page PR-10 of the YEELDS® product supplement and beginning on page S-6 of the prospectus supplement for a description of risks relating to an investment in the Notes.

YEELDS® constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

We may use this pricing supplement in the initial sale of YEELDS®. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any YEELDS® after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, any accompanying YEELDS® product supplement or any accompanying prospectus supplement or base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%*
Total	$20,000,013.12	$0.00	$20,000,013.12

Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

“YEELDS®” is a registered trademark of Barclays Capital Inc.

*	This amended pricing supplement has been filed to correct the date of this pricing supplement. This pricing supplement, as originally filed, was dated April 13, 2012. The correct date of this pricing supplement is March 13, 2012, the inception date for the Notes.

Barclays Bank PLC has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the prospectus supplement relating to our Series A medium-term notes of which the notes are a part and the YEELDS® product supplement. Purchasers should rely upon the base prospectus, the prospectus supplement, the YEELDS® product supplement, this pricing supplement, any other relevant terms supplement and any relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede the YEELDS® product supplement, which shall, likewise, supersede the base prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying YEELDS® product supplement as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Barclays Bank PLC has filed for free by searching the SEC online database at www.sec.gov, with “Barclays Bank PLC” as a search term or through the links below, or by emailing Barclays Bank PLC at us.syndicate.ops@barcap.com.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	YEELDS® product supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152968/d424b3.htm

•	Prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Base prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

ADDITIONAL RISK FACTORS

Any payments due on the notes are subject to the creditworthiness of the Issuer.

The notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any payment due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

If a market disruption event occurs on a day that would otherwise be the valuation date, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be the valuation date, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for up to eight scheduled trading days for the postponed valuation date following the stated maturity date.

Postponement of the valuation date may result in a reduced amount payable at maturity.

As the payment at maturity is a function of, among other things, the adjusted closing price of common stock. The postponement of the valuation date may result in the application of a different adjusted closing price, and, accordingly, decrease the payment you receive at maturity.

The tax consequences are uncertain.

The U.S. federal income tax treatment of the notes is uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described herein. As discussed further in the accompanying product supplement, the Internal

Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the notes at a rate that could potentially exceed the interest paid currently on the notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that may exceed the payments you receive on the notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income and capital loss (if any) upon the sale or maturity of your notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

TRIGGER EVENT

As stated on the cover page, on the stated maturity date, Barclays Bank PLC will pay you, per note, the lesser of:

(1) the conversion value, and

(2) the equity cap price,

provided that if (a) a trigger event has not occurred and (b) the conversion value is less than the principal amount per note, the payment at maturity will equal the principal amount per note.

A “trigger event” will occur if, on any scheduled trading day during the monitoring period: the intraday lowest price of the common stock is less than the trigger price, provided that if a Market Disruption Event occurs on any scheduled trading day, such scheduled trading day will be disregarded for the purposes of determining whether a Trigger Event has occurred. For a description of Market Disruption Events that may affect the common stock, please see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

The trigger price is equal to $19.5840, which is 80.00% of the initial value.

The “monitoring period” is the period from, but excluding, the date of this pricing supplement to, and including, the valuation date (provided that if the valuation date is postponed due to a Market Disruption Event, the monitoring period will be extended to and including the valuation date, as postponed).

The “intraday lowest price” means on any scheduled trading day, the product of (1) the lowest reported price of the common stock on Bloomberg® Professional Service page HPQ UN <Equity> as determined by the calculation agent during intraday trading on such scheduled trading day, plus the dividend adjustment amount as of such scheduled trading day, times (2) the multiplier then in effect.

POSTPONEMENT OF THE VALUATION DATE BECAUSE OF A MARKET DISRUPTION EVENT

If a market disruption event occurs on a day that would otherwise be the valuation date, as set forth on the cover page of this pricing supplement, such valuation date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then (a) that eighth scheduled trading day shall be deemed to be that valuation date and (b) the calculation agent shall determine the adjusted closing price of the common stock for that eighth scheduled trading day, based upon its good faith estimate of the value of the common stock as of the close of trading on the relevant exchange on such day.

EXAMPLES OF AMOUNT PAYABLE AT MATURITY

Here are three examples of the amount that may be payable on the stated maturity date. In each of these examples it is assumed that (1) the actual aggregate dividend of the common stock equals its expected aggregate dividend as of the valuation date; and (2) the multiplier has not been adjusted

Example 1. Assuming the settlement value is $15.00, a level less than the trigger price, after applying the initial multiplier, and hence a trigger event has occurred:

As a result, because the trigger event has occurred and the settlement value of $15.00 is less than the equity cap price of $29.3760, on the stated maturity date, you would receive $15.00 per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

Accordingly you would receive on the stated maturity date, if you held one note, 1 share of the common stock, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 816,994 notes, you would receive on the stated maturity date in total, 816,994 shares of the common stock plus accrued but unpaid interest payments.

Example 2. Assuming the settlement value is $20.00, a level greater than the trigger price, after applying the initial multiplier, and a trigger event has not occurred prior to the valuation date:

As a result, because the trigger has not occurred and the settlement value of $20.00 is less than $24.48, the principal amount per note, on the stated maturity date, you would receive $24.48 per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

Accordingly you would receive on the stated maturity date, if you held one note, 1 share of the common stock plus $4.48 in cash, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 816,994 notes, you would receive on the stated maturity date in total, 1,000,000 shares of the common stock plus $13.12 in cash, plus accrued but unpaid interest payments.

Example 3. Assuming the settlement value is $25.00, a level greater than the trigger price, after applying the initial multiplier, but a trigger event has occurred prior to the valuation date:

As a result, because a trigger event has occurred and the settlement value of $25.00 is less than the equity cap price of $29.3760, on the stated maturity date, you would receive $25.00 per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

Accordingly you would receive on the stated maturity date, if you held one note, 1 share of the common stock, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 816,994 notes, you would receive on the stated maturity date in total, 816,994 shares of the common stock plus accrued but unpaid interest payments.

Example 4. Assuming the settlement value is $35.00, a level greater than the trigger price, after applying the initial multiplier:

As a result, because the settlement value of $35.00 is greater than the equity cap price of $29.3760, on the stated maturity date, you would receive $29.3760 per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

Accordingly you would receive on the stated maturity date, if you held one note, zero share of the common stock plus $29.3760 in cash, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 816,994 notes, you would receive on the stated maturity date in total, 685,714 shares of the common stock plus $25.74 in cash, plus accrued but unpaid interest payments.

To the extent the actual settlement value differs from the values assumed above or that the actual aggregate dividend of the common stock differs from its expected aggregate dividend as of the valuation date, the results indicated above would be different.

If the stock settlement option is elected, the market price of the shares of Hewlett-Packard Company that you receive per note on the stated maturity date may be less than the amount that you would have received had the stock settlement option not been elected because the number of shares you receive will ordinarily be calculated based upon the adjusted closing price of Hewlett-Packard Company’s common stock on the valuation date.

STOCK SETTLEMENT OPTION

If Barclays Bank PLC elects to exercise its stock settlement option and Barclays Bank PLC provides the trustee not less than three business days’ prior written notice of such election, Barclays Bank PLC will, subject to the next paragraph, deliver on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

If, however Barclays Bank PLC determines that it is prohibited from delivering such shares, or that it would otherwise be unduly burdensome to deliver such shares, on the stated maturity date, it will pay in cash the amount payable at maturity as if it had not elected the stock settlement option.

If the calculation above results in a fractional share, Barclays Bank PLC will pay cash to you in an amount equal to that fractional share, based upon the adjusted closing price of the common stock (and any other equity securities included in the calculation of the settlement value) on the valuation date.

Upon the occurrence of certain events, or if Hewlett-Packard Company is involved in certain extraordinary transactions, the number of shares of Hewlett-Packard Company to be delivered may be adjusted and Barclays Bank PLC may deliver, in lieu of or in addition to Hewlett-Packard Company’s common stock, cash and any other equity securities used in the calculation of the settlement value, all as determined by the calculation agent. See “Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value” in the accompanying YEELDS® product supplement.

Because the settlement value will ordinarily be determined on the valuation date, if Barclays Bank PLC elects the stock settlement option, the effect to holders will be as if the notes matured on the valuation date (subject to postponement as described above in the section entitled “Postponement of the Valuation Date, because of a Market Disruption Event”). Thus, the aggregate value of the shares of Hewlett-

Packard Company’s common stock and any other equity securities and cash that you receive at maturity may be more or less than the amount you would have received had Barclays Bank PLC not elected the stock settlement option as a result of fluctuations in the value of these securities during the period between the valuation date and the maturity date. Consequently, it is possible that the aggregate value of the cash and securities that you receive at maturity may be less than the payment that you would have received at maturity had Barclays Bank PLC not elected to settle the notes with shares of Hewlett-Packard Company’s common stock. In the absence of any election notice to the trustee, Barclays Bank PLC will be deemed to have elected to pay the amount payable at maturity in cash.

COMMON STOCK ISSUER AND COMMON STOCK

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the issuer of the common stock can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the common stock issuer comes from the issuers’ SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the common stock issuer with the SEC. You are urged to refer to the SEC filings made by the common stock issuer and to other publicly available information (such as the common stock issuer’s annual report) to obtain an understanding of the common stock issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of the common stock issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of the common stock issuer

Hewlett-Packard Company

According to publicly available Information, Hewlett Packard Company, (the “Company”) is a global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-04423, or its CIK Code: 0000047217. The Company’s common shares are listed on the New York Stock Exchange under the ticker symbol “HPQ”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources

Historical Information About the Common Stock

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the common stock should not be taken as an indication of the future performance of the common stock.

	High	Low	Period End
2007
First Quarter	$43.53	$38.67	$40.14
Second Quarter	$46.03	$40.31	$44.62
Third Quarter	$50.98	$44.94	$49.79
Fourth Quarter	$53.41	$47.54	$50.48

2008
First Quarter	$49.65	$40.50	$45.66
Second Quarter	$49.13	$44.21	$44.21
Third Quarter	$48.41	$41.45	$46.24
Fourth Quarter	$44.97	$29.34	$36.29

2009
First Quarter	$39.31	$25.53	$32.06
Second Quarter	$38.98	$32.88	$38.65
Third Quarter	$47.88	$36.84	$47.21
Fourth Quarter	$52.93	$45.28	$51.51

2010
First Quarter	$53.50	$47.03	$53.15
Second Quarter	$54.52	$43.28	$43.28
Third Quarter	$47.57	$38.00	$42.07
Fourth Quarter	$44.25	$40.64	$42.10

2011
First Quarter	$48.99	$40.13	$40.97
Second Quarter	$41.57	$34.26	$36.40
Third Quarter	$37.47	$22.32	$22.45
Fourth Quarter	$28.41	$22.20	$25.76

2012
First Quarter (through March 13, 2012)	$29.89	$24.04	$24.57

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical settlement values, in each case assuming that (a) the investment is held from the date on which the notes are first issued until the stated maturity date, (b) the actual aggregate dividend of the common stock equals its expected aggregate dividend as of the final valuation date, and (c) that the multiplier has not been adjusted

•	the hypothetical conversion value per note;

•	the percentage change from the principal amount to the hypothetical conversion value;

•	the total interest payments paid or payable on or before the stated maturity date per note;

•	the hypothetical total amount payable per note on the stated maturity date;[1]

•	the hypothetical total annualized yield on the note on the stated maturity date;[2] and

•	the hypothetical total annualized yield from direct ownership of the common stock.

Table 1: Assuming a trigger event has occurred:

Hypothetical settlement value	Hypothetical conversion value	Percentage change from the principal amount to the hypothetical conversion value	Total interest payments paid or payable on or before the stated maturity date	Hypothetical total amount payable per note on the stated maturity date	Hypothetical total annualized yield on the note on the stated maturity date	Hypothetical total annualized yield from direct ownership of the common stock
$0.0000	$0.0000	-100%	$0.2326	$0.00000	-100.0%	-100.0%
$4.8960	$4.8960	-80%	$0.2326	$4.89600	-95.7%	-95.6%
$9.7920	$9.7920	-60%	$0.2326	$9.79200	-83.2%	-83.2%
$14.6880	$14.6880	-40%	$0.2326	$14.68800	-62.8%	-62.8%
$19.5840	$19.5840	-20%	$0.2326	$19.58400	-34.4%	-34.4%
$22.0320	$22.0320	-10%	$0.2326	$22.03200	-17.2%	-17.2%
$24.4800	$24.4800	0%	$0.2326	$24.48000	1.9%	2.0%
$25.7040	$25.7040	5%	$0.2326	$25.70400	12.2%	12.3%
$26.9280	$26.9280	10%	$0.2326	$26.92800	23.0%	23.2%
$29.3760	$29.3760	20%	$0.2326	$29.37600	46.0%	46.4%
$34.2720	$34.2720	40%	$0.2326	$29.37600	46.0%	98.8%
$39.1680	$39.1680	60%	$0.2326	$29.37600	46.0%	159.1%
$44.0640	$44.0640	80%	$0.2326	$29.37600	46.0%	227.5%
$48.9600	$48.9600	100%	$0.2326	$29.37600	46.0%	303.9%

[1]	Excludes accrued but unpaid interest payments payable on the stated maturity date.
[2]

The hypothetical total annualized yield on the stated maturity date represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months compounded annually), of all payments made or to be made on the notes, including the amount payable on the stated maturity date and all interest payments through the stated maturity date, the sum of these present values being equal to the original issue price.

Table 2: Assuming no trigger event has occurred:

Hypothetical settlement value	Hypothetical conversion value	Percentage change from the principal amount to the hypothetical conversion value	Total interest payments paid or payable on or before the stated maturity date	Hypothetical total amount payable per note on the stated maturity date	Hypothetical total annualized yield on the note on the stated maturity date	Hypothetical total annualized yield from direct ownership of the common stock
$19.5840	$19.5840	-20%	$0.2326	$24.48000	1.9%	-34.4%
$22.0320	$22.0320	-10%	$0.2326	$24.48000	1.9%	-17.2%
$24.4800	$24.4800	0%	$0.2326	$24.48000	1.9%	2.0%
$25.7040	$25.7040	5%	$0.2326	$25.70400	12.2%	12.3%
$26.9280	$26.9280	10%	$0.2326	$26.92800	23.0%	23.2%
$29.3760	$29.3760	20%	$0.2326	$29.37600	46.0%	46.4%
$34.2720	$34.2720	40%	$0.2326	$29.37600	46.0%	98.8%
$39.1680	$39.1680	60%	$0.2326	$29.37600	46.0%	159.1%
$44.0640	$44.0640	80%	$0.2326	$29.37600	46.0%	227.5%
$48.9600	$48.9600	100%	$0.2326	$29.37600	46.0%	303.9%

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total annualized yield will depend entirely on the actual settlement value determined by the calculation agent. In particular, the actual settlement value could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the settlement value, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Barclays Bank PLC or by others. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

SUPPLEMENTAL MATERIAL TAX CONSIDERATIONS

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “Certain United States Federal Income Tax Consequences” in the accompanying YEELDS® product supplement and “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying YEELDS® product supplement) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the product supplement (for example, if you did not purchase your notes in the initial issuance of the notes).

The United States federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid income-bearing executory contract with respect to the common stock that is subject to tax as described herein. If your notes are so treated, you will likely be taxed on interest paid on the notes as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes. In addition, it would be reasonable for you to recognize capital gain or loss upon the sale or cash-settlement upon maturity of your notes in an amount equal to the difference between the amount you receive at such time (excluding amounts attributable to interest) and your tax basis in the notes. Because the term of your notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income and short-term capital loss (if any) upon the sale or maturity of your notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event of physical settlement, such loss may be deferred (as described in the following paragraph).

If you receive shares upon the maturity of your notes pursuant to the stock settlement option, it is not clear whether the receipt of shares should be treated as (i) a taxable settlement of the notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares upon the maturity of your notes. If the receipt of the shares is treated as a taxable settlement of the notes followed by a purchase of the shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and your tax basis in the notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares upon the maturity of your notes is treated as a tax-free purchase of the shares, (i) the receipt of shares upon maturity of your notes should not give rise to the current recognition of gain or loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your notes (determined as described below), and (iii) if you receive cash in lieu of a fractional share upon the stock settlement of such notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your notes will be equal to the price you paid for the notes (excluding amounts paid in respect of accrued but unpaid interest). Your holding period in the shares you receive upon the maturity of your notes will begin on the date that you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this pricing supplement is materially correct.

As discussed further in the accompanying YEELDS® product supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect. In addition, the Internal Revenue Service could potentially assert that the dividend adjustment amount, if any, should be separately includable in ordinary income either upon receipt or over the term of the notes.

For a further discussion of the tax treatment of your notes as well as possible alternative characterizations, please see the discussion under the heading “Certain United States Federal Income Tax Consequences” in the accompanying YEELDS® product supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion about tax risks under “Additional Risk Factors”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the notes is uncertain, and alternative treatments are possible. Under one such alternative treatment, the notes could be viewed as a notional principal contract. Legislation enacted in 2010 imposes a 30% withholding tax on any “dividend equivalent” payment made to a non-U.S. holder of a “specified notional principal contract.”. It is possible, under the alternative characterization of the notes as a notional principal contract, that the Internal Revenue Service could assert that the notes should be treated as a “specified notional principal contract” that gives rise to payments subject to such withholding, particularly if the notes are stock settled. You should consult your tax advisor about this risk and other potential U.S. federal income tax risks associated with owning the notes.

Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

Delivery of the notes will be made against payment for the notes on or about the issue date indicated on the cover of this pricing supplement, which is the fifth business day following the inception date (that is, the notes will have a settlement cycle referred to as “T+5”). For a description of considerations in connection with notes that are issued on a day later than the third business day following the inception date, please see “Plan of Distribution” in the accompanying prospectus supplement.